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                                  EXHIBIT 23.1

                         [Ernst & Young LLP Letterhead]

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) pertaining to the Amended and Restated Psychiatric Solutions, Inc. Equity Incentive Plan and the Amended and Restated Psychiatric Solutions, Inc. Outside Directors' Non-Qualified Stock Option Plan of Psychiatric Solutions, Inc. and to the incorporation by reference therein of our report dated March 3, 2004, with respect to the consolidated financial statements of Psychiatric Solutions, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.


                                          /s/ Ernst & Young LLP

August 23, 2004
Nashville, Tennessee